Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 25, 2008

3NC1 YR Callable Fixed Rate Note
Final Terms and Conditions

Issuer:	Toyota Motor Credit Corporation
Issue Type:	U.S. MTN
Principal Amount:	$20,000,000
(may be increased prior to Issue Date)

CUSIP:	89233PR24

Trade Date:	January 25, 2008
Issue Date:	February 1, 2008
Maturity Date:	February 1, 2011

Issue Price:	100.0%
Re-Offer Price:	100.0%
Proceeds:	100.0%.  The Underwriter or its affiliate will
enter into swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.

Interest Rate:	3.30% per annum
Interest Payment
Dates:	Semi-annually on each February 1 and August 1,
commencing August 1, 2008

Issuer's Call Option:	Callable in whole but not in part, at par, on any
Interest Payment Date commencing on February
1, 2009 provided that the Issuer gives 10 calendar days' notice

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Business Day:	New York
Business Day
Convention:	Following, unadjusted
Day Count
Convention:	30/360

Denomination:	$100,000 by $1,000
Form of Note:	Book-entry

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Merrill
Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.